SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C.  20549



     FORM 8-K
     CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the
     Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) September 1, 1994

                             Syntex Corporation
           (Exact name of registrant as specified in its charter)

     Republic of Panama      1-4269                         94-1566146
     (State or other          (Commission                (IRS Employer
      jurisdiction of          File Number)        Identification No.)
      incorporation)

           3401 Hillview Avenue, Palo Alto, California  94204
     (Address of principal executive offices)           (Zip Code)

     Registrant's telephone number, including area code (415) 855-5050


          ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

                    On September 1, 1994, Roche Holding Ltd, a corporation organized under the laws of Switzerland ("Roche"), announced that the offer (the "Offer") by Roche Capital Corporation, a corporation organized under the laws of Panama and a wholly owned indirect subsidiary of Roche ("Roche Capital"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Syntex Corporation (the "Registrant") for $24 per share in cash expired at midnight, New York City time, on Wednesday, August 31, 1994. Roche Capital accepted for purchase all Shares validly tendered and not withdrawn prior to expiration of the Offer.

                    As of September 8, 1994, a total of 206,809,298 Shares (or approximately 93.4% of the 221.4 million Shares outstanding), including Shares for which certificates were delivered to the depositary pursuant to the Offer's guaranteed delivery procedure, had been validly tendered and not withdrawn. Roche Capital has accepted for purchase all such Shares.

                    The foregoing information is based entirely on information contained in Amendment No. 11, dated September 1, 1994, and the Final Amendment, dated September 8, 1994, to the Tender Offer Statement on Schedule 14D-1 dated May 6, 1994 ("Schedule 14D-1") each filed by Roche Capital.

                    The Offer was made pursuant to the Acquisition Agreement and Plan of Merger dated as of May 1, 1994 (the "Agreement") among the Registrant, Roche Capital and Roche (Panama) Corporation, a Delaware corporation ("Roche (Panama)"). Roche guaranteed the obligations of Roche Capital and Roche (Panama) under the Agreement. The Offer will be followed by a merger (the "Merger") of Roche (Panama) with and into the Registrant, in which stockholders of the Registrant whose Shares were not purchased in the Offer will receive $24 per Share in cash or, at their election, subject to certain restrictions, shares of a limited conversion preferred stock of Roche Capital. Consummation of the Merger is subject to certain conditions, including approval of the Merger by the stockholders of the Registrant. A special meeting of the stockholders of the Registrant will be called to approve and adopt the Agreement after a review of proxy materials for the meeting by the Securities and Exchange Commission. The affirmative vote by Roche Capital of the Shares beneficially owned by it is sufficient to ensure approval and adoption of the Agreement.

                    The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Agreement, the Guaranty of Roche dated as of May 1, 1994, and the Certificate of Designation of Limited Conversion Preferred Stock of Roche Capital attached as Exhibit A to the Agreement.

                    The total amount of funds required by Roche
          Capital to consummate the Offer and to pay related fees and expenses was approximately $5.35 billion. Roche Capital disclosed in Amendment No. 8 to the Schedule 14D-1 ("Amendment No. 8") that it expected to purchase the Shares using general corporate funds and, possibly, the proceeds of a loan from a group of commercial banks. In the Amendment No. 8, Roche Capital stated that while it had not yet reached definitive decision or agreement with respect to the terms of such a loan facility, Roche Capital expected that the terms on which it would borrow any such funds would include the following: (i) the aggregate maximum amount of the loan would be approximately $5,000,000,000; (ii) the loan would be repayable in two installments, with final maturity on June 30, 1995; and (iii) the loan would bear interest at a rate per annum equal to approximately 0.06% above the London Interbank Offered Rate.

                    The foregoing description of the source of funds required by Roche Capital is based entirely on information contained in the Amendment No. 8.

                    Pursuant to the Agreement, on September 12,
          1994, the Registrant's Board of Directors, under the chairmanship of Mr. Paul Freiman, announced the election of three new members appointed by the Roche Group, Dr. Armin Kessler, Mr. Peter Simon and Dr. Kenneth Taylor. Resigning from the Registrant's Board of Directors were James N. Wilson, Dana G. Leavitt, Miriam Stoppard, Leonard Marks, Jr., Marvyn Carton, John H. Fried, Howard M. Holtzmann and Charles A. Lynch. The Registrant's Board of Directors elected Dr. Kenneth Taylor as President of the Registrant, succeeding Mr. James N. Wilson. A copy of the press release dated September 12, 1994, issued by Registrant relating to the election of new members of Registrant's Board of Directors is attached hereto as
          Exhibit 99.3.


          ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
                    INFORMATION AND EXHIBITS.

          (c)  Exhibits

          2.1 Acquisition Agreement and Plan of Merger, dated as of May 1, 1994, among Syntex Corporation, Roche Capital Corporation and Roche (Panama) Corporation (incorporated herein by reference to Exhibit 1 to the Solicitation/Recommendation Statement on Schedule 14D-9 of Syntex Corporation, dated May 6, 1994)

          99.1      Guaranty dated as of May 1, 1994, of Roche
                    Holding Ltd (incorporated herein by reference to Exhibit 3 to the Solicitation/Recommendation
                    Statement on Schedule 14D-9 of Syntex
                    Corporation, dated May 6, 1994)

          99.2      Press Release by Syntex Corporation, dated
                    September 12, 1994


                                   SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SYNTEX CORPORATION

                                        By:  /s/ Carol J. Gillespie
                                             Carol J. Gillespie
                                             Vice President and
                                                Secretary

          Date:  September 15, 1994



                                 EXHIBIT INDEX

          Exhibit
          Number         Exhibit

          2.1 Acquisition Agreement and Plan of Merger, dated as of May 1, 1994, among Syntex Corporation, Roche Capital Corporation and Roche
                         (Panama) Corporation (incorporated
                         herein by reference to Exhibit 1 to
                         the Solicitation/Recommendation
                         Statement on Schedule 14D-9 of
                         Syntex Corporation, dated May 6,
                         1994)

          99.1 Guaranty dated as of May 1, 1994, of Roche Holding Ltd (incorporated herein by reference to Exhibit 3 to the Solicitation/Recommendation
                         Statement on Schedule 14D-9 of
                         Syntex Corporation, dated May 6,
                         1994)

          99.2           Press Release by Syntex
                         Corporation, dated September 12,
                         1994